PARTICIPANT AGREEMENT
«Associate», «Title»

This Participant Agreement (the “Agreement”) is made as of the 26th day of June, 2009 (effective January 1, 2009), between Capital City Bank Group, Inc., a Florida corporation (the “Company”), and «Associate» (“Participant”).  Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Capital City Bank Group, Inc. 2005 Associate Incentive Plan (the “Plan”).

WHEREAS, the Participant is a key officer or associate of the Company or one of its subsidiaries who has been selected to receive an Award of Performance Share Units under the Plan by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Grant.

(a)           Performance Share Units.  Upon the execution of this Agreement, the Committee hereby grants the Participant an Award of up to «XXXX» Performance Share Units, subject to the terms and conditions of this Agreement, including Exhibit A hereto, and the Plan.  Upon issuance, the Performance Share Units shall be immediately converted to shares (the “Shares”) of Common Stock of the Company.

(b)           Tax Supplement Bonus.  Upon conversion of the Performance Share Units to Shares, the Participant will also receive a cash payment equal to 31% of the market value of the Performance Share Units payable as of the taxable income recognition date for the Shares (“Tax Supplement Bonus”).

2.           Performance Goals.  The Performance Share Units are hereby awarded on the basis, and Shares shall be issued at the time of achievement, of the Performance Goals for such Performance Share Units set forth on Exhibit A (“Performance Goals”).  The Shares shall not be issued, and Participant shall lose all rights to same, if (i) the Performance Goals set forth on Exhibit A and applicable to those issuances are not met, or (ii) prior to the issuance date, Participant ceases to be employed by the Company or any subsidiary for any reason, including death, disability or voluntary or involuntary termination, with or without cause, or is employed in a capacity of lesser responsibility within the Company or Subsidiary from that now occupied by Participant.

3.           Representations and Warranties of the Participant.  The Participant represents, warrants and covenants that:

(a)           Knowledge and Experience.  The Participant has such knowledge and experience in financial and business matters that he or she, together with his or her professional advisor, if any, is capable of evaluating the merits and risks of receipt of the Shares.  The Participant has had access to such information concerning the Company, including its current financial statements, as the Participant deems necessary to enable him or her to make an informed decision concerning receipt of the Shares.

(b)           Withholding Taxes.  The Participant acknowledges and agrees that the Company may withhold from the Participant’s cash compensation (whether paid in the form of salary, bonus or other type of cash payment) an amount calculated on the taxable income recognized by the Participant with respect to all compensation paid hereunder, calculated at the maximum withholding rate permitted for the Company under the Internal Revenue Code of 1986, as amended (the “Code”).  The date of such taxable income recognition, and the Company’s corresponding right to withhold from Participant’s cash compensation shall occur on the first date the Participant has the right to receive the Shares, whether or not the Participant exercises that right.

4.           No Change in Employment Status.  Nothing in the Agreement shall alter, in any way, Participant’s employment status with the Company, nor shall anything in this Agreement confer upon the Participant any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the rights of the Company to change or terminate the employment of the Participant.  Designation as a Participant pursuant to this Agreement will not confer any right on the Participant to be designated as a Participant in the future.  This paragraph shall not change the terms and conditions of any employment agreement in effect between the Participant and the Company.

5.           Interpretation.  The Committee’s interpretation of this Agreement, the Plan and all other decisions and determinations by the Committee shall be final and binding upon the parties hereto.  The Committee may amend any provision of this Agreement at any time; provided that, except with the consent of the Participant, no amendment of this Agreement will impair the rights of the Participant to the Shares.

6.           Company Rights.  This Agreement shall not in any way affect the right of the Company to make changes of its capital structure or to merge or consolidate or to dissolve, liquidate or sell all or any part of its business or its assets.

7.           Plan.  The terms and provisions of the Plan are incorporated herein by reference, and Participant agrees to be bound by all such terms and provisions.  In the event of a conflict or inconsistency between any terms and conditions of this Agreement and the Plan, the Plan shall govern and control.

8.           Miscellaneous.  This Agreement and the Plan represent the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations (if any) made by and between the parties.  All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors and permitted assigns, whether so expressed or not.  No party shall assign its rights or obligations under this Agreement without the prior written consent of each other party to this Agreement.

The headings contained in this Agreement are for convenience of reference only, and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.  If any part of this Agreement or any other agreement entered into pursuant to this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible.  All covenants, agreements, representations and warranties made in this Agreement or otherwise made in writing by any party pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

The parties acknowledge that a substantial portion of the negotiations and anticipated performance of this Agreement occurred or shall occur in Leon County, Florida.  Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Leon County or the United States District Court, Northern District of Florida.  Each party consents to the jurisdiction of this court in any civil action or legal proceeding and waives any objection to the laying of venue of any civil action or legal proceeding in court.  Service of any court paper may be effected on a party by mail, as provided in this Agreement, or in any other manner as may be provided under applicable laws, rules of procedure or local rules.

This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws.   If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs, and all other expenses even if not taxable as court costs.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first written above.

Witnesses:	CAPITAL CITY BANK GROUP, INC.

By:
William G. Smith, Jr.
Chairman and CEO

NAME
TITLE

EXHIBIT A

The purpose of Exhibit A is to set forth the Performance Goals and to advise the Participant as to the potential number of Performance Share Units which may be earned under the Plan if the Performance Goals are achieved.

PERFORMANCE SHARE UNITS

Performance Share Units may be earned for achieving designated Performance Goals set forth below.  The Participant is eligible to receive from «XXXX» to «XXXX» Performance Share Units if the established Performance Goals are achieved.

Shares convertible from Performance Share Units will be issued in the calendar quarter following the calendar year in which the Performance Share Units were earned.  The value of the Shares issued is treated as compensation and creates an additional tax liability for the Participant as of the first date the Participant has the right to receive the Shares, whether or not the Participant exercises that right.

Due to the complexities of the tax laws and circumstances which may affect individual participants, the Participant is encouraged to consult with the Participant’s tax advisor concerning any possible tax consequences of this transaction.